Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”), is entered into as of July 10, 2023, by and between Knightscope, Inc., a Delaware corporation (the “Company”), and William Santana Li (“Executive”).

WHEREAS, the parties desire to amend the Employment Agreement dated February 24, 2021, by and between the Company and Employee (the “Original Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Amendment and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Amendment to the Original Agreement.
(a)	Section 3(b) of the Original Agreement is hereby amended and restated as follows:

“(b) Annual Bonus. Executive will be eligible to receive an annual bonus based upon performance objectives or other criteria as determined by the Board or the Compensation Committee in their sole discretion (each, an “Annual Bonus”). The Board or the Compensation Committee may set a target bonus for Executive based on performance objectives or other criteria in their sole discretion, and adjustments will be made based upon the Company’s normal performance review practices and/or company performance (the “Target Bonus”). Any Annual Bonus that is earned will be paid in the fiscal year immediately following the fiscal year to which the Annual Bonus relates; provided, that Executive’s continued employment with the Company through the payment date shall be required in order for Executive to earn and receive such Annual Bonus. Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that no Annual Bonus shall be required to be paid to Executive if the Board or the Compensation Committee determine in their sole discretion that the Company does not have sufficient cash liquidity to pay cash bonuses (after taking into account the Company’s current and projected future liabilities).”

(b)	Exhibit A of the Original Agreement is hereby deleted in its entirety.

2.Conflicts; Original Agreement in Full Force and Effect as Amended.  If there is any conflict between the provisions of this Amendment and those in the Original Agreement, the provisions of this Amendment govern.  Capitalized terms used and not defined herein have the same meanings as defined in the Original Agreement.  Except as expressly amended hereby, all other terms and provision of the Original Agreement remain in full force and effect.

3.Counterparts.  This Amendment may be executed in counterparts (including by facsimile or electronic “pdf” transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

4.Applicable Law. This Amendment shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of California, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

KNIGHTSCOPE, INC.,
a Delaware corporation

By:	/s/ Mallorie S. Burak
Name:	Mallorie S. Burak
Title:	President & CFO

EXECUTIVE

/s/ William Santana Li
William Santana Li